Exhibit 99.1

Third Quarter Report

September 30, 2011

December 9, 2011

Dear Shareholder:

There is much to be thankful for, especially during periods like these. When the economy appears to be an unending challenge and many financial institutions continue to suffer, Uwharrie Capital Corp remains strong and focused on improving economic opportunities for our customers and our communities. We hold a special mission that does not define ourselves as just a bank, but as an economic engine providing both capital and intellect for facing and building a new sustainable economic future. While the economic recovery is still very fragile, we continue to build value for our shareholders and our communities. We are engaged in helping start new businesses and creating new sustainable jobs, while remaining committed to helping families and local businesses by providing the breadth of competitive products and leading-edge technology to meet their financial needs.

Times continue to be difficult for all banks for many reasons, especially in North Carolina. While the U.S. economy is weak, North Carolina’s is weaker. According to the Federal Reserve Bank, the year-over-year change in payrolls in North Carolina is less than one-fourth of the U.S. increase and less than half the South Carolina increase. This is due to the greater reliance our state has had on manufacturing and construction which were the hardest hit sectors in the recession. The reliance on these industries is a structural issue in that the skills of these industries are not easily transferable to other industries. Furthermore, in North Carolina we have lost our two most important job sources: textiles and furniture. Also, rural communities tend to be more reliant on government employment. North Carolina government employment is down nearly 3% – almost 3 times the decline in the U.S. As we have said before, a community banking organization reflects the local economies of the communities and markets we serve. Yet, we have faired well. Profits for the year-to-date period ending September 30, 2011 of $1.2 million were slightly less than for the same period of 2010 of $1.4 million.

Total assets increased slightly from $529.3 million at September 30, 2010 to $530.3 million at September 30, 2011. As has been reported in the national press, loan growth for the banking industry is marginal and our communities are experiencing the same issues. Loan balances outstanding shrunk slightly from $378.4 million at September 30, 2010 to $373.2 million for the same period 2011. Low interest rates on deposits are a result of a lack of loan demand and make it difficult for banks to earn a positive spread over deposit costs. Consumer, business and governmental deposits are also affected by the recession. The lack of lending opportunities and the slower economy accounted for a modest decrease in deposits of $1.4 million from September 2010 to September 2011 at the Company. In spite of this, our three banks continued to attract new relationships and increase market share in all three communities.

Community banks such as ours have never been more important to our small and medium-sized businesses and to the rebuilding of our local and national economies, just as they were in the beginning – in the building of our great nation. It is therefore imperative that your Company continues to work diligently to create capital and support these local businesses to foster a sustainable, local economy which will bring new prosperity for the people, business enterprises and communities we serve.

It is our pleasure to enclose your Uwharrie Capital Corp 2012 Calendar. This year’s calendar is focused on service and filling stations that had an impact in shaping our communities. We hope you will enjoy the collection of nostalgic photographs of these business establishments along with a brief history of each. God bless you and your family during the holiday season and the coming year.

Going into this holiday season, we take the opportunity to express our many thanks to you, our shareholders, for the support you have provided in our collective commitment to maintaining the local community bank and improving the quality of life in our communities. Thank you for your participation and investment in this organization. These have been challenging times but your Company has maintained profitability, our capital is strong and our people are committed to meeting these challenges, while remaining focused on our Mission. Together we are making a difference.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

Roger L. Dick
President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	September 30, 2011	September 30, 2010

Assets
Cash and due from banks	$16,979	$16,505
Investment securities available for sale	91,793	90,983
Federal funds sold	—	—
Loans held for sale	1,787	3,096
Loans held for investment	380,828	385,843
Less: Allowance for loan losses	7,666	7,462

Net loans held for investment	373,162	378,381

Interest receivable	1,918	2,179
Premises and equipment, net	15,073	14,546
Federal Home Loan Bank stock	2,741	3,379
Bank-owned life insurance	6,119	5,902
Other real estate owned	8,898	3,887
Goodwill	987	987
Other assets	10,866	9,501

Total assets	$530,323	$529,346

Liabilities
Deposits:
Demand, noninterest-bearing	$58,027	$48,085
Interest checking and money market accounts	175,545	182,052
Savings accounts	39,765	36,783
Time deposits, $100,000 and over	58,994	67,367
Other time deposits	91,838	91,262

Total deposits	424,169	425,549

Interest payable	307	380
Short-term borrowed funds	30,080	22,010
Long-term debt	26,236	32,587
Other liabilities	3,634	2,616

Total liabilities	484,426	483,142

Shareholders’ Equity
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(225)	(325)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively.
Book value per share $4.69 in 2011 and $4.74 in 2010.	9,492	9,492
Additional paid-in capital	14,038	14,032
Unearned ESOP compensation	(726)	(711)
Undivided profits	10,813	10,939
Accumulated other comprehensive income (loss)	2,005	2,277

Total shareholders’ equity	45,897	46,204

Total liabilities and shareholders’ equity	$530,323	$529,346

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands except share and per share data)	2011	2010	2011	2010

Interest Income
Interest and fees on loans	$5,499	$5,393	$16,258	$16,187
Interest on investment securities	538	722	1,669	2,222
Other interest income	21	9	39	27

Total interest income	6,058	6,124	17,966	18,436

Interest Expense
Interest paid on deposits	844	1,035	2,618	3,167
Interest on borrowed funds	348	443	1,078	1,289

Total interest expense	1,192	1,478	3,696	4,456

Net Interest Income	4,866	4,646	14,270	13,980
Provision for loan losses	483	2,053	2,012	3,096

Net interest income after provision for loan losses	4,383	2,593	12,258	10,884

Noninterest Income
Service charges on deposit accounts	476	583	1,369	1,712
Other service fees and commissions	885	782	2,651	2,211
Gain (loss) on sale of securities	—	1,520	933	1,484
Income from mortgage loan sales	407	880	1,121	1,616
Other income	31	172	231	340

Total noninterest income	1,799	3,937	6,305	7,363

Noninterest Expense
Salaries and employee benefits	3,071	2,975	9,166	8,689
Occupancy expense	305	322	888	860
Equipment expense	179	210	579	568
Data processing	213	212	630	623
Other operating expenses	2,110	2,087	5,720	5,453

Total noninterest expense	5,878	5,806	16,983	16,193

Income before income taxes	304	724	1,580	2,054
Provision for income taxes	49	227	407	687

Net Income	$255	$497	$1,173	$1,367

Net Income	$255	$497	$1,173	$1,367
Dividends - preferred stock	(161)	(161)	(484)	(484)

Net income available to common shareholders	$94	$336	$689	$883

Net Income Per Common Share
Basic	$0.01	$0.04	$0.09	$0.12
Assuming dilution	$0.01	$0.04	$0.09	$0.12
Weighted Average Common Shares Outstanding
Basic	7,464,970	7,490,196	7,472,411	7,487,875
Assuming dilution	7,464,970	7,490,196	7,472,411	7,487,875